UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Toll Brothers, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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[The following information amends the definitive proxy statement of Toll Brothers, Inc. for the 2010 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on February 1, 2010 and was first sent to stockholders on or about February 1, 2010. Capitalized terms used herein shall have the meanings given to such terms in the definitive proxy statement.]
Shares Entitled to Vote, Quorum and Require Vote
Proposal Three: To be approved, this proposal must receive an affirmative majority of our outstanding shares of common stock. Notwithstanding the information contained in the definitive proxy statement for the Meeting, the NYSE has determined that Proposal Three is a “routine” matter under its rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE rules to vote their customers’ unvoted shares on Proposal Three if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes represented by submitted proxies will have the effect of a negative vote on this proposal.
Proposal Five: To be approved, this proposal must receive an affirmative majority of the total votes cast “FOR” and “AGAINST” this proposal at the Meeting. Notwithstanding the information contained in the definitive proxy statement for the Meeting, the NYSE has determined that Proposal Five is a “routine” matter under its rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE rules to vote their customers’ unvoted shares on Proposal Five if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.